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FINAL VERSION  JULY 29 - 9:30AM


FOR IMMEDIATE DISTRIBUTION

at Autobytel.com                                          at FRB
Hoshi Printer                                             Don Markley (general)
infoearnings@autobytel.com                                dmarkley@frb.bsmg.com
949-862-3099                                              Kate Rajeck (analysts)
                                                          krajeck@frb.bsmg.com
                                                          415-986-1591


                          AUTOBYTEL.COM REPORTS RECORD
                       FINANCIAL RESULTS IN SECOND QUARTER

  70 Percent Revenue Growth Driven by Expanded Dealer Network and New Services;
                     Purchase Requests Also Hit Record Level

IRVINE, CA - JULY 29, 1999 -- Autobytel.com (Nasdaq: ABTL), the global leader in automotive e-commerce and services, today announced financial results for the second quarter and six months ended June 30, 1999.

Revenues for the quarter rose to $9.2 million, a 70 percent increase over revenues of $5.4 million in the same quarter a year ago, and a 15 percent increase over revenue of $8.0 million in the first quarter of 1999. The net loss in the second quarter amounted to $6.0 million, or $0.33 per share, compared with a net loss of $3.1 million, or $0.37 per share, in the comparable period a year ago, and a net loss of $6.1 million, or $0.68 per share in the first quarter of 1999.

For the six months, revenues expanded to $17.2 million, up 72 percent over revenues of $10.0 million in the first six months of the prior year. The net loss for the six months was $12.1 million, or $0.90 per share, compared with a net loss of $10.0 million, or $1.19 per share, in the same period of the prior year.

"Our second quarter growth reflects the record number of new paying dealers that joined the Autobytel.com network, as well as expanded revenues derived from new business sectors. During the quarter, we recorded a 12 percent sequential increase in the number of paying dealers in our network, from 2,560 to 2,865," said Mark Lorimer, President and CEO of Autobytel.com. "In addition, we saw a 140% sequential increase in our international and value-added service fees, which grew to 11 percent of total revenue in the second quarter, compared to 5 percent in the first quarter of 1999. Year over year, our international and value added service fees grew by over 700%."

According to Lorimer, the number of vehicle purchase requests sent to dealers in the second quarter reached a record 512,000, a 5 percent increase from the first quarter of 1999, and a 74 percent increase over the same quarter a year ago. "Historically, some seasonality in our business has resulted in a slight dip in purchase requests from the first to second quarter. Our ability to overcome that seasonality this year demonstrates even greater success in reaching our target market - the serious car buyer," he said.



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"In the second quarter, 35 percent of Autobytel.com visitors that completed purchase requests came directly to our site, rather than relying on a portal, up from 20 percent in the same quarter last year," said Lorimer. "This is a result of our successful branding and marketing efforts. Recent polls by Opinion Research Corporation indicate that Autobytel.com ranks among the top seven e-commerce companies overall in brand awareness, and is the clear brand awareness leader in the online car buying and service segment. Last week we launched a $15 million advertising campaign to further broaden our brand leadership position."

"In recent months, we've also developed and launched several valuable programs for our customers, including an insurance center where consumers can compare quotes in real time and purchase a policy from one of four leading auto insurers, as well as a service and maintenance site that provides service reminders and allows consumers to schedule dealer visits," said Lorimer. "In early July, through an arrangement with Toyota, we also became the first online auto service to offer an extended manufacturer warranty directly to the consumer. Finally, just last week, we announced an auto finance service that will provide consumers with up to four on-line quotes to either finance a new car purchase or refinance an existing loan. These programs provide both more information and more choices for consumers, and allow Autobytel.com to maintain its relationship with customers throughout the vehicle ownership life cycle. We will be enhancing and expanding all of these services in future months."

Separately, Autobytel.com announced a definitive agreement to acquire the outstanding stock of privately-held W.G. Nichols and a related entity, Marine Information Technology, of West Chester, Pennsylvania for $13 million in cash and 253,923 shares of common stock. W.G. Nichols is the publisher of the highly respected Chilton series of automobile repair manuals, with over 180 titles in publication, and Marine Information Technology publishes repair and maintenance procedures for watercraft. "Autobytel.com's strategy is to leverage our global leadership position in online auto purchasing to provide Internet solutions to consumers over the entire life cycle of a vehicle," said Lorimer. "The highly respected and unique Chilton automotive content, which we expect will prove valuable to consumers and Autobytel.com service partners alike, represents a highly complementary fit with our strategic objectives. This acquisition enables us to accelerate our penetration into the ownership portion of the vehicle life cycle, the cornerstone of which is service, repair and parts." The transaction is expected to close in the third quarter of 1999.

ABOUT AUTOBYTEL.COM INC.

Internationally-branded Autobytel.com (www.autobytel.com) is the acknowledged leader in online automotive commerce(1) and is No. 1 in customer confidence(2). The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive life cycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk) and Sweden (www.autobytel.se). In 1999, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the second year in a row(3).

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general



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economic conditions, increased or unexpected competition, the failure to close the acquisition of W.G. Nichols, changes in W.G. Nichols' financial performance and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.

CHILTON(C) is a registered trademark of Cahners Business Information, a division of Reed Elsevier Inc., and has been licensed to W. G. Nichols, Inc.

(1) As reported by J.D. Power and Associates, Autobytel.com generates nearly as many new-vehicle sales as its two closest competitors combined.

(2) Gomez Advisors ranked Autobytel.com #1 in Customer Confidence and #1 among Serious Shoppers in its Summer 1999 Internet Auto Buying Scorecard.

(3) J.D. Power and Associates 1998-1999 Dealer Satisfaction With Online Buying Services Studies(SM). 1999 study conducted among dealership Internet specialists who completed 1,024 individual evaluations.



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                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                   (Unaudited)


                                                    Three Months Ended June 30,               Six Months Ended June 30,
                                                  -------------------------------          -------------------------------
                                                      1999                1998                 1999                1998
                                                  -----------          ----------          -----------          ----------
Revenues                                          $     9,203          $    5,405          $    17,235          $   10,037
                                                  -----------          ----------          -----------          ----------

Operating expenses:
    Sales and marketing                                11,027               5,470               20,984              13,929
    Product and technology development                  3,216               1,969                5,582               3,864
    General and administrative                          1,770               1,190                3,361               2,536
    Stock based compensation                              282                  --                  508                  --
                                                  -----------          ----------          -----------          ----------
        Total operating expenses                       16,295               8,629               30,435              20,329
                                                  -----------          ----------          -----------          ----------

    Loss from operations                               (7,092)             (3,224)             (13,200)            (10,292)

Interest and other income, net                          1,111                 163                1,119                 348
                                                  -----------          ----------          -----------          ----------

    Loss before provision for income taxes             (5,981)             (3,061)             (12,081)             (9,944)

Provision for income taxes                                  3                  10                   44                  25
                                                  -----------          ----------          -----------          ----------

    Net loss                                      $    (5,984)         $   (3,071)         $   (12,125)         $   (9,969)
                                                  ===========          ==========          ===========          ==========


Basic and diluted net loss per share              $     (0.33)         $    (0.37)         $     (0.90)         $    (1.19)
                                                  ===========          ==========          ===========          ==========

Shares used in computing basic and diluted
    net loss per share                             17,875,150           8,373,772           13,476,613           8,349,244
                                                  ===========          ==========          ===========          ==========



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                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS

             (Amounts in thousands, except share and per share data)


                                     ASSETS

                                                            December 31      June 30,
                                                                1998           1999
                                                            -----------      --------
                                                                            (unaudited)
Current assets:

    Cash and cash equivalents                                 $27,984        $92,650
    Accounts receivable, net                                    2,315          3,011
    Other current assets                                        1,353          1,388
                                                              -------        -------
            Total current assets                               31,652         97,049
    Property and equipment, net                                 2,208          1,901
    Other assets                                                  347            482
                                                              -------        -------
            Total assets                                      $34,207        $99,432
                                                              =======        =======


                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                     $ 3,830        $ 7,222
    Deferred revenue                                            4,008          4,885
    Other current liabilities                                     378            642
                                                              -------        -------
            Total current liabilities                           8,216         12,749
    Deferred rent                                                 123             81
                                                              -------        -------
            Total liabilities                                   8,339         12,830
    Total stockholders' equity                                 25,868         86,602
                                                              -------        -------
            Total liabilities and stockholders' equity        $34,207        $99,432
                                                              =======        =======